Exhibit 99.2

April 19, 2022

NOTICE OF “REDEMPTION FAIR MARKET VALUE”

TO THE HOLDERS OF BRC INC. WARRANTS (CUSIP 05601U113)

Reference is made to that certain Redemption Notice (as defined below) under which BRC Inc. (the “Company”) committed to provide registered holders of the Company’s Warrants (as defined below) notice of the following information on this date.

Background

On April 4, 2022, the Warrant Agent (as defined below) delivered a notice of redemption (the “Redemption Notice”) on the Company’s behalf indicating that the Company is redeeming, at 5:00 p.m. New York City time on May 4, 2022 (the “Redemption Date”), all of the Company’s outstanding warrants (the “Warrants”) to purchase shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), that were originally issued under the Warrant Agreement, dated as of February 25, 2021 (the “Warrant Agreement”), by and between SilverBox Engaged Merger Corp I (“SilverBox”) and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), and further assumed by the Company on February 9, 2022, as part of the units sold in SilverBox’s initial public offering (the “IPO”) (such warrants, the “Public Warrants”) or in a private placement simultaneously with the IPO (such warrants, the “Private Warrants” which, together with the Public Warrants, constitute the Warrants), as applicable, in each case for a redemption price of $0.10 per Warrant (the “Redemption Price”).

The Public Warrants and the Class A Common Stock are listed on the New York Stock Exchange (“NYSE”) under the symbols “BRCC WS” and “BRCC,” respectively. The Company understands from NYSE that May 3, 2022, the trading day prior to the Redemption Date, will be the last day on which the Warrants will be traded on NYSE.

Redemption Fair Market Value

The “Redemption Fair Market Value” is determined in accordance with Section 6.2 of the Warrant Agreement based on the volume weighted average price of the Class A Common Stock for the ten (10) trading days immediately following the date on which the Redemption Notice is sent to the registered holders of the outstanding Warrants.

Based on the date the Redemption Notice was mailed, the Redemption Fair Market Value is $26.48.

Exercise of Warrants

The Warrants may be exercised on a cashless basis by the holders thereof until 5:00 p.m. New York City time on the Redemption Date to acquire fully paid and non-assessable shares of Class A Common Stock underlying such Warrants. Payment upon exercise of the Warrants will be made on a “cashless basis” in which the exercising holder will receive a number of shares of Class A Common Stock to be determined in accordance with the terms of the Warrant Agreement and based on the Redemption Date and the Redemption Fair Market Value. Those who hold their Warrants in “street name” should immediately contact their broker to determine their broker’s procedure for exercising their Warrants.

In particular, should a holder elect to exercise Warrants on a “cashless basis,” such holder would receive a number of shares of Class A Common Stock determined by reference to the table set forth in Section 6.2 of the Warrant Agreement. Based on the Redemption Fair Market Value and the number of months between the Redemption Date and the expiration of the Warrants, the number of shares of Class A Common Stock to be issued for each Warrant that is exercised on a “cashless basis” is 0.361 shares.

If any holder of Warrants would, after taking into account all of such holder’s Warrants exercised at one time, be entitled to receive a fractional interest in a share of Class A Common Stock, the number of shares the holder will be entitled to receive will be rounded down to the nearest whole number of shares.

Warrant holders may not exercise Warrants and receive shares of Class A Common Stock in exchange for payment in cash of the $11.50 per Warrant exercise price until a registration statement covering the issuance of shares of Class A Common Stock upon exercise of the Warrants for cash under the Securities Act of 1933, as amended (the “Securities Act”), is declared effective by the Securities and Exchange Commission (the “SEC”). The Company filed a registration statement on Form S-1 with the SEC (Registration No. 333-263627) to register the issuance of shares of Class A Common Stock upon exercise of the Warrants for cash under the Securities Act, but the registration statement has not yet been declared effective by the SEC and the Company cannot give any assurances that the SEC will declare it effective prior to the Redemption Date. To the extent the registration statement is declared effective by the SEC prior to the Redemption Date, the Company will inform Warrant holders of the procedure to exercise their Warrants for cash and receive shares of Class A Common Stock in exchange for payment in cash of the $11.50 per Warrant exercise price.

Redemption of Warrants

Any Warrants that remain unexercised at 5:00 p.m. New York City time on the redemption date will be void and no longer exercisable, and the holders of those Warrants will be entitled to receive only the redemption price of $0.10 per Warrant.

Additional Information and Questions Regarding Redemption and Exercise

For additional information, including information on how holders may exercise their Warrants and procedures for those who hold Warrants in “street name,” see the Redemption Notice. For a copy of the Redemption Notice, please visit the Company’s investor relations website at https://ir.blackriflecoffee.com/. In addition, a copy of the Redemption Notice was attached as Exhibit 99.2 to the Current Report on Form 8-K filed by the Company on April 4, 2022, and is available on the website of the Securities and Exchange Commission at www.sec.gov.

Questions concerning redemption and exercise of the Warrants can be directed to the Warrant Agent, Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, NY 10004, attention: Reorganization Department, telephone: (212) 509-4000.

*********************************

The CUSIP number appearing herein has been included solely for the convenience of the holders of the Warrants. Neither the Company nor the Warrant Agent shall be responsible for the selection or use of any such CUSIP number, nor is any representation made as to its correctness on the Warrants or as indicated herein.

Sincerely,

BRC Inc.

/s/ Tom Davin
Tom Davin
Co-Chief Executive Officer